Exhibit 23.1



CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 19, 2007 relating to the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2006 and 2005 and the consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 20-F of Koninklijke Philips Electronics N.V., filed with the Commission on February 20, 2007.

Our report dated February 19, 2007 refers to the adoption of the provisions of SFAS No. 158 "Employees' Accounting for Defined Benefit Pension and other Postretirement Plans" effective December 31, 2006.

Our report dated February 19, 2007 also includes an explanatory paragraph that states that Koninklijke Philips Electronics N.V. and subsidiaries acquired Lifeline Systems, Witt Biomedical Corporation, Intermagnetics General Corporation, Avent, Bodine and PowerSentry (together the "Acquired Companies") during 2006, and management excluded from its assessment of the effectiveness of Koninklijke Philips Electronics N.V. and subsidiaries' internal control over financial reporting as of December 31, 2006, the Acquired Companies internal control over financial reporting. Our audit of internal control over financial reporting of Koninklijke Philips Electronics N.V. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.



Amsterdam, the Netherlands

February 20, 2007.

/s/ KPMG Accountants N.V.
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KPMG Accountants N.V.